Exhibit 99.1

Contacts:
Monique Greer	Madeline Malia
720-540-5268	609-454-0325
mgreer@allos.com	mmalia@allos.com

Allos Therapeutics Announces Presentation of Favorable Survival Data from Randomized Phase 2b Study of FOLOTYN® in Patients with Advanced Non-Small Cell Lung Cancer

— Results demonstrate clinical activity of FOLOTYN in advanced NSCLC —

— Data presented at 35th European Society of Medical Oncology Congress —

MILAN, Italy — October 11, 2010 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the presentation of favorable survival data from the Company’s international, randomized Phase 2b investigational study of FOLOTYN® (pralatrexate injection) relative to erlotinib in patients with Stage IIIB/IV (advanced) non-small cell lung cancer (NSCLC).  In this study, patients receiving FOLOTYN had a 16 percent reduction in the risk of death compared to erlotinib in the overall (intent-to-treat) population (n=201; hazard ratio (HR)=0.84) and a 13 percent reduction in the risk of death in the primary efficacy analysis population (n=166; HR=0.87).  At six months, 56 percent of patients treated with FOLOTYN were alive and 51 percent of patients treated with erlotinib were alive; at one year, 28 percent of patients treated with FOLOTYN were alive and 18 percent of patients treated with erlotinib were alive.  The median overall survival (OS) time was 6.7 months for patients who received FOLOTYN and 7.0 months for patients who received erlotinib.  The safety profile of FOLOTYN was consistent with that observed and reported in previous FOLOTYN solid tumor studies.

“Overall survival remains the most clinically relevant endpoint in assessing the benefit of an investigational therapy to treat cancer,” said Karen Kelly, M.D., an investigator of the study, The University of Kansas Medical Center.  “I believe the survival data from this randomized Phase 2b study are compelling and warrant exploring Phase 3 options in order to fully understand the potential role of FOLOTYN to treat patients with advanced non-small cell lung cancer.”

The objective of this randomized, international, multi-center Phase 2b study (PDX-012) was to estimate the efficacy of FOLOTYN relative to that of erlotinib as assessed by OS, the primary endpoint of the trial.  All patients had received one or two prior systemic treatments including at least one prior platinum-based regimen.  Secondary endpoints included progression-free survival (PFS) (HR=0.91; median PFS=3.4 months and 2.8 months for FOLOTYN and erlotinib, respectively) and objective response rate (RR) (2 percent and 7 percent, respectively).  Disease control rate (DCR), which includes patients with complete responses, partial responses or stable disease, was 36 percent for FOLOTYN and 43 percent for erlotinib.

Analyses were also performed according to the statistical analysis plan to assess the activity of FOLOTYN and erlotinib in predefined patient cohorts.  Most notably, patients with non-squamous cell carcinoma (n=107) who received FOLOTYN experienced a 35 percent reduction in the risk of death (OS HR=0.65) and 42 percent reduction in the risk of disease progression (PFS HR=0.58) relative to erlotinib.  In patients with squamous cell carcinoma, a hazard ratio for OS of 1.06 was observed, which suggests activity of FOLOTYN given that erlotinib has historically shown a survival benefit in these patients.  In the small subset of patients who received prior pemetrexed (n=30), a hazard ratio for OS of 1.15 was observed.

The most common Grade 3-4 adverse event observed in patients treated with FOLOTYN was mucositis (23 percent).  Other Grade 3-4 adverse events occurring in more than five percent (but less than 10 percent) of patients were fatigue (9 percent), dyspnea (6 percent), neutropenia (6 percent), thrombocytopenia (5 percent)

and anemia (5 percent) in patients treated with FOLOTYN, and rash (8 percent), dyspnea (8 percent), anemia (8 percent) and fatigue (5 percent) in patients treated with erlotinib.

“Advanced non-small cell lung cancer is an aggressive disease.  Unfortunately, nearly all patients will progress after their initial treatment,” said Charles Morris, MB ChB, MRCP, chief medical officer at Allos Therapeutics.  “This study is providing Allos and the lung cancer community with important data regarding the efficacy and safety profile for FOLOTYN in advanced NSCLC, where there remains a high unmet medical need.  We believe these data demonstrate the clinical activity of FOLOTYN in patients with advanced NSCLC, and we are in the process of exploring potential Phase 3 development options for FOLOTYN in this indication.”

These data were presented in an oral presentation at the 35th European Society of Medical Oncology (ESMO) Congress in Milan, Italy.  The company had previously announced the topline results from this trial in July 2010.

Study Design

The objective of this randomized, open-label, international, multi-center Phase 2b study was to estimate the efficacy of FOLOTYN relative to that of erlotinib, marketed as TARCEVA®, as assessed by overall survival.  The trial enrolled 201 current or former smokers with Stage IIIB/IV (advanced) NSCLC who had received one or two previous treatments including at least one prior platinum-based chemotherapy regimen.  The primary endpoint of the trial was overall survival.  Secondary endpoints included progression-free survival and response rate as compared with erlotinib, and the safety and tolerability of FOLOTYN.  The study was not designed to show a statistically significant difference between the two treatment arms.  No definition of statistical significance was included in the statistical analysis plan.

The trial — which enrolled patients across 43 locations worldwide (15 U.S. sites and 28 ex-U.S. sites) — was initiated by Allos in January 2008 and completed enrollment in July 2009.  The first 35 patients enrolled in the study were randomly assigned one-to-one to receive FOLOTYN (intravenous push on days 1 and 15 of a 28-day cycle; initial dose of 230 mg/m2) or erlotinib (oral, 150 mg daily in a 28-day cycle).  Following a protocol amendment, 166 patients were randomly assigned one-to-one to receive either FOLOTYN at 190 mg/m2 or erlotinib at 150 mg/day and then further stratified by light versus heavy smokers.  All patients received concurrent vitamin therapy of B12 and folic acid.  According to the statistical analysis plan, analyses were conducted to assess the activity of FOLOTYN and erlotinib in predefined patient cohorts, which included light smokers (n=37) and heavy smokers (n=164), current smokers (n=50) and former smokers (n=151), squamous (n=76) and non-squamous histology (n=107), and patients who received prior pemetrexed (n=30) and those who had not (n=171).

About Lung Cancer

More people die each year from lung cancer than any other type of cancer — including breast, prostate, and colorectal cancers combined.  In 2010, it is estimated that there will be more than 200,000 new cases of lung cancer diagnosed in the United States and over 150,000 deaths.  There are primarily two types of lung cancer:  NSCLC and small cell lung cancer (SCLC).  NSCLC accounts for the majority of lung cancers (about 87 percent) and develops slowly — often causing few or no symptoms until very late stages.  The most common subtypes of NSCLC are squamous cell carcinoma and non-squamous carcinomas such as adenocarcinoma and large-cell undifferentiated carcinoma.  Squamous cell carcinomas account for 25-30 percent of all lung cancers while adenocarcinoma and large-cell undifferentiated carcinoma account for 40 percent and 10-15 percent of lung cancers, respectively.  The majority of people are diagnosed with advanced stage disease and only one to five percent of people with advanced stage (IIIB/IV) NSCLC survive to five years.  The most widely used therapies to date remain surgery, chemotherapy, and radiation therapy.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics.  Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor.  FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory peripheral

T-cell lymphoma.  Allos is also developing FOLOTYN in other hematologic malignancies and solid tumors. Allos retains exclusive worldwide rights to FOLOTYN for all indications.  Allos is headquartered in Westminster, CO.  For additional information, please visit www.allos.com.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions:

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If > Grade 2 mucositis is observed, omit or modify dose.

Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN, and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are > Grade 3, omit or modify dose.

Dermatologic reactions may occur. Patients with dermatologic reactions should be monitored closely.

Adverse Reactions:

The most common adverse reactions observed were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events were pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea and thrombocytopenia.

Use in Specific Patient Population:

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions:

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethaxazole) may result in delayed renal clearance.

For additional important safety information, please see the full prescribing information for FOLOTYN at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the potential safety and efficacy of FOLOTYN for the treatment of patients with advanced non-small cell lung cancer, the potential future development of FOLOTYN for the treatment of advanced non-small cell lung cancer; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy profile for FOLOTYN may not support further clinical development in advanced non-small cell lung cancer; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for FOLOTYN. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are trademarks of Allos Therapeutics, Inc.

Source: Allos Therapeutics, Inc.

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